Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. FILES SUPPLEMENT TO PROXY STATEMENT

AMENDMENTS TO BYLAWS AND CERTIFICATE OF INCORPORATION FOR PROPOSED HOLDING COMPANY TO CHANGE CERTAIN CORPORATE GOVERNANCE PROVISIONS

DURANGO, Colorado (February 17, 2015) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today announced the filing of a supplement to its proxy statement (the “Proxy Statement Supplement”) with the Securities and Exchange Commission (“SEC”) concerning certain amendments to the Certificate of Incorporation and Bylaws of the proposed holding company in the proposed holding company reorganization that the Company’s shareholders are being asked to approve at the Annual Meeting of Shareholders to be held on February 19, 2015. If the reorganization is approved by shareholders, the current company will become a subsidiary of the newly created Delaware holding company and each share of the current company will be converted into a single share of the holding company in a tax-free transaction.

After consideration, the Company has decided to make changes to certain corporate governance provisions that will be in place at the holding company, if the reorganization is approved by the Company’s shareholders. The Board of Directors amended the proposed holding company’s Certificate of Incorporation and Bylaws to (1) eliminate a provision stipulating that Delaware would be the exclusive venue for stockholder lawsuits, (2) eliminate a fee-shifting bylaw in such lawsuits, (3) permit stockholders to call special meetings under certain limited circumstances, and (4) provide that a majority of stockholders may remove directors for any reason.

Details regarding the proposed holding company reorganization along with further information regarding the above amendments, including revised versions of the proposed holding company’s Certificate of Incorporation and Bylaws, are available in the definitive proxy statement filed with the SEC on January 8, 2015, as amended by the Proxy Statement Supplement filed today with the SEC.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. Currently, the Company, its subsidiaries and its franchisees operate Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl trades on the OTCQB market under the symbol “SWRL.”

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678